Exhibit 99.1
N E W S R E L E A S E

MEDIA CONTACT
Amy Baker
VP, Corporate Communications and Marketing
MVB Bank
abaker@mvbbanking.com
844-682-2265

MVB Financial Corp. Reports Strong and Active Second Quarter 2020 Results with a 17% Increase in Net Income and a 95% Increase in Noninterest-Bearing Deposits from Previous Year
(FAIRMONT, W.Va.) July 28, 2020 – MVB Financial Corp. (NASDAQ: MVBF) (“MVB Financial,” “MVB,” or the “Company”) today reported net income of $18.0 million, or $1.50 basic and $1.49 diluted earnings per share for the three months ended June 30, 2020.

	Quarterly			Year-to-Date
	2020	2020	2019	2020	2019
	Second Quarter	First Quarter	Second Quarter
Net income from continuing operations	$18,034	$1,048	$14,931	$19,082	$18,123
Net income from discontinued operations	—	—	446	—	446
Net income	$18,034	$1,048	$15,377	$19,082	$18,569

Earnings per share from continuing operations - basic	$1.50	$0.08	$1.27	$1.58	$1.54
Earnings per share from discontinued operations - basic	—	—	0.04	—	0.04
Earnings per share - basic	$1.50	$0.08	$1.31	$1.58	$1.58

Earnings per share from continuing operations - diluted	$1.49	$0.08	$1.15	$1.55	$1.41
Earnings per share from discontinued operations - diluted	—	—	0.03	—	0.03
Earnings per share - diluted	$1.49	$0.08	$1.18	$1.55	$1.44

SECOND QUARTER 2020 HIGHLIGHTS
•The Company had a very active second quarter of 2020 and completed three strategic transactions: the FDIC-assisted acquisition of The First State Bank, the acquisition of Paladin, LLC (“Paladin”), and the sale of four banking centers in the Eastern Panhandle region of WV
•Tangible book value per share was $16.65 as of June 30, 2020, an increase of $1.49 from March 31, 2020, and an increase of $1.81 from June 30, 2019.
•Allowance for loan losses to total loans was 1.19% as of June 30, 2020, an increase of 39 basis points from March 31, 2020, and an increase of 35 basis points from June 30, 2019.
•Net interest income was $18.5 million for the quarter ended June 30, 2020, an increase of $2.3 million,

or 14.1%, from the quarter ended March 31, 2020, and an increase of $3.9 million, or 27.0%, from the quarter ended June 30, 2019.
•Net interest margin, on a fully tax-equivalent basis, continued to grow and was 3.78% for the quarter ended June 30, 2020, an increase of 12 basis points versus the quarter ended March 31, 2020, and an increase of 25 basis points versus the quarter ended June 30, 2019.
•Mortgage fee income was $14.9 million for the quarter ended June 30, 2020, an increase of $3.7 million, or 33.2%, from the quarter ended March 31, 2020, and an increase of $5.1 million, or 51.5%, from the quarter ended June 30, 2019.
•Deposits were $1.9 billion as of June 30, 2020, an increase of $77.9 million, or 4.4%, from March 31, 2020, and an increase of $486.2 million, or 35.3%, from June 30, 2019.
•Noninterest-bearing deposits were $528.5 million as of June 30, 2020, an increase of $119.0 million, or 29.1%, from March 31, 2020, and an increase of $257.9 million, or 95.3%, from June 30, 2019. As of June 30, 2020, total noninterest-bearing deposits were 28.4% of total deposits, compared to 22.9% as of March 31, 2020, and 19.6% as of June 30, 2019.

Please note: All references to loans or deposits as of March 31, 2020 and December 31, 2019 include the loans or deposits of branches held for sale, as detailed in the breakdown of loans, premises and equipment, and deposits of branches held for sale table in the “Financial Highlights” section of this release.

MANAGEMENT OVERVIEW
During the second quarter of 2020, the Company introduced the theme of “protect the core and stimulate growth.” In this, the Company refers to the lending and deposit functions of MVB Bank as its core and stimulates growth from strategic opportunities that include the FDIC-assisted acquisition of The First State Bank completed on April 3, 2020, the acquisition of Paladin completed on April 17, 2020, the sale of the Eastern Panhandle, WV branches completed on April 24, 2020, and MVB Mortgage’s combination with Intercoastal Mortgage, LLC completed on July 1, 2020. The continued growth and execution on deposit acquisition strategies by the Fintech vertical, in addition to these transactions, serve to highlight and exemplify the Company’s purpose of “Trusted partners on the financial frontier—committed to your success!”

During the COVID-19 pandemic, the Company further validated its purpose by continuing to execute on all fronts, including prioritizing the safety of Team Members, including a majority of the Team working remotely, and working with Clients on Paycheck Protection Program (“PPP”) loans, deferrals, and modifications. The Company also continued to support the Community by partnering with non-profit entities and local businesses and was able to return value to Shareholders through meaningful growth in earnings and tangible book value. In addition to the growth in earnings and tangible book value, the Company materially increased the allowance for loan losses.

Due to ongoing concerns within the industry resulting from the continued COVID-19 pandemic, management concentrated efforts on maintaining greater liquidity in anticipation of loan deferrals and other potential cash flow disruptions. The Company remained an active participant in the Paycheck Protection Program during the second quarter of 2020 and is committed to evaluating other programs as they become available to further assist our clients, as well as continuing to provide consumer deferrals consistent with government-sponsored enterprise (“GSE”) guidelines.

During the second quarter of 2020, the Company and management kept their focus on strengthening capital and maintaining strong asset quality, all while generating record earnings of $18.0 million. With the earnings generated from the strategic transactions completed in the second quarter, the Company increased equity by 8.2% from the three months ended March 31, 2020, while increasing allowance for loan losses. Allowance for loan losses as a percentage of total loans was 1.19% as of June 30, 2020, an increase of 39 basis points from March 31, 2020, and an increase of 35 basis points from June 30, 2019.

In addition, the Company further strengthened its liquidity position by increasing total deposits by $77.9 million from March 31, 2020, which helped to grow the Company’s net interest margin by 12 basis points as a result of the replacement of brokered CDs and higher-cost deposits with noninterest-bearing deposits. Total noninterest-bearing deposits increased $119.0 million, or 29.1%, from March 31, 2020, and increased $257.9 million, or 95.3%, from June 30, 2019, to a balance of $528.5 million as of June 30, 2020. The growth in noninterest-bearing deposits was primarily driven by MVB’s continued execution of strategic initiatives in Fintech and specialty deposits. As of June 30, 2020, total noninterest-bearing deposits were 28.4% of total deposits, compared to 22.9% as of March 31, 2020, and 19.6% as of June 30, 2019.

MVB Mortgage experienced a strong resurgence in the second quarter, an improvement from the market turmoil late in the first quarter of 2020. MVB Mortgage has historically been one of the Company’s strategic initiatives to protect earnings in a down-rate environment and second quarter was further validation of this strategy. MVB Mortgage generated net income of $10.9 million for the three months ended June 30, 2020. Mortgage closed loan production volume increased $365.2 million, or 67.7%, from the quarter ended March 31, 2020, and increased $439.9 million, or 94.8%, from the quarter ended June 30, 2019. As a result of these volume increases, the volume of mortgage loans sold increased $425.7 million, or 100.6%, from the quarter ended March 31, 2020, and increased $451.4 million, or 113.5%, from the quarter ended June 30, 2019. As a result of the increases in production and sold loan volume, mortgage fee income increased $3.7 million, or 33.2%, from the quarter ended March 31, 2020, and increased $5.1 million, or 51.5%, from the quarter ended June 30, 2019. MVB Mortgage has been able to implement efficiencies so that even with these increases in volume, mortgage processing expense remained relatively flat and increased $39 thousand, or 4.6%, from the quarter ended March 31, 2020, and increased $174 thousand, or 24.3%, from the quarter ended June 30, 2019.

“In the second quarter of 2020, MVB produced record earnings, all while increasing our loan loss reserve, which positions us very well for the future. We also increased our tangible book value and reached a record 28.4% in noninterest-bearing (NIB) deposits as a percentage of total deposits, which sets us apart in our peer group,” said Larry F. Mazza, President and CEO, MVB Financial Corp.

“Just as important to me during the past quarter — Team MVB has truly lived our purpose and values while executing on these strong performance results” Mazza said. “We put our values into action, showing our commitment to our Teammates, shareholders, clients, and communities.”

LOANS
Loans, excluding PPP loans of $89.8 million, totaled $1.4 billion as of June 30, 2020, a decrease of $26.9 million, or 1.9%, from March 31, 2020, and an increase of $78.2 million, or 5.9%, from June 30, 2019. The decrease in loans was driven by reduced line utilization by clients of $35.0 million, compared to the balance and amounts outstanding as of March 31, 2020. In addition, the Bank originated 455 PPP loans with a current balance of $89.8 million during the second quarter of 2020. The tax-equivalent yield on loans, including PPP loans, was 4.74% for the quarter ended June 30, 2020, a decrease of 23 basis points from the quarter ended March 31, 2020, and a decrease of 49 basis points from the quarter ended June 30, 2019.

Loans held for sale totaled $242.1 million as of June 30, 2020, an increase of $56.0 million, or 30.1%, from March 31, 2020, and an increase of $122.2 million, or 101.9%, from June 30, 2019. Loans held for sale increased as a result of increases in the locked mortgage loan pipeline and increased demand as a result of U.S. Treasury and mortgage rates falling late in the first quarter of 2020 and remaining at historically low rates throughout the second quarter of 2020.

DEPOSITS
The Company continues to execute on its deposit growth strategy, including strategic initiatives in Fintech and specialty deposits. Deposits totaled $1.9 billion of June 30, 2020, an increase of $77.9 million, or 4.4%, from March 31, 2020, and an increase of $486.2 million, or 35.3%, from June 30, 2019.

Noninterest-bearing deposits totaled $528.5 million as of June 30, 2020, or 28.4%, of the total deposit base, an increase of $119.0 million, or 29.1%, from March 31, 2020, and an increase of $257.9 million, or 95.3%, from June 30, 2019. As of June 30, 2020, total noninterest-bearing deposits were 28.4% of total deposits, compared to 22.9% as of March 31, 2020, and 19.6% as of June 30, 2019.

Driven by increased mortgage activity as a result of the historically low rates late in the first quarter and throughout the second quarter of 2020, deposits related to title businesses totaled $155.3 million as of June 30, 2020, up from $116.5 million as of March 31, 2020, and up from $51.9 million as of June 30, 2019.

During the first quarter of 2020, the Company used the influx of noninterest-bearing deposits to pay down FHLB and other borrowings. As a result of the increases in noninterest-bearing deposits continuing throughout the second quarter of 2020, the Company was able to further decrease reliance on higher-cost funding sources by reducing the balance of brokered deposits by $55.7 million from March 31, 2020.

NET INTEREST INCOME
Net interest income for the quarter ended June 30, 2020, was $18.5 million, an increase of $2.3 million, or 14.1%, from the quarter ended March 31, 2020, and an increase of $3.9 million, or 27.0%, from the quarter ended June 30, 2019. Net interest margin, on a fully tax-equivalent basis, for the quarter ended June 30, 2020, was 3.78%, an increase of 12 basis points versus the quarter ended March 31, 2020, and an increase of 25 basis points versus the quarter ended June 30, 2019. Excluding the impact from the FDIC-assisted acquisition of The First State Bank, the fully-tax equivalent net interest margin for the quarter ended June 30, 2020 would have been 3.67%. The tax-equivalent adjustments are added to net interest income and are $284 thousand for the quarter ended June 30, 2020, $261 thousand for the quarter ended March 31, 2020, and $268 thousand for the quarter ended June 30, 2019.

Interest income increased 5.2% during the quarter ended June 30, 2020, compared to the quarter ended March 31, 2020, and increased 6.4% compared to the quarter ended June 30, 2019. The 23-basis point decrease in the tax-equivalent yield on earning assets compared to the quarter ended March 31, 2020, was the result of a 18-basis point decrease in the yield on commercial loans and a 32-basis point decrease in the yield on real estate loans. The 50-basis point decrease in the tax-equivalent yield on earning assets compared to the quarter ended June 30, 2019, was the result of a 50-basis point decrease in the yield on commercial loans and a 51-basis point decrease in the yield on real estate loans.

Interest expense decreased 26.8% during the quarter ended June 30, 2020, compared to the quarter ended March 31, 2020, as a result of a decrease of 41 basis points in the cost of interest-bearing liabilities. Interest expense decreased 44.2% compared to the quarter ended June 30, 2019, due to a decrease of 84 basis points in the cost of interest-bearing liabilities. The decrease in the cost of interest-bearing liabilities compared to the quarter ended March 31, 2020, was the result of a 82-basis point decrease in the cost of money market checking accounts, a 57-basis point decrease in the cost of CDs, and a 66-basis point decrease in the cost of FHLB and other borrowings. The decrease in the cost of interest-bearing liabilities compared to the quarter ended June 30, 2019, was the result of a 104-basis point decrease in the cost of money market checking accounts, a 93-basis point decrease in the cost of CDs, and a 153-basis point decrease in the cost of FHLB and other borrowings.

An increase in the Company's average noninterest-bearing balances of $122.5 million from the quarter ended March 31, 2020, helped to maintain a 27-basis point favorable spread on the tax-equivalent net interest margin for the quarter ended June 30, 2020, compared to a 33-basis point favorable spread for the quarter ended March 31, 2020.

An increase in the Company’s average noninterest-bearing balances of $203.8 million from the quarter ended June 30, 2019, helped to maintain a 27-basis point favorable spread on the tax-equivalent net interest margin in 2020 compared to a 36-basis point favorable spread for the same period in 2019.

ASSET QUALITY
Provision for loan losses totaled $6.6 million for the quarter ended June 30, 2020, an increase of $5.5 million, or 479.6%, from the quarter ended March 31, 2020, and an increase of $6.0 million, or 999.3%, from the quarter ended June 30, 2019. The increase in provision in the second quarter of 2020 is primarily the result of the recognition of increased risk within the loan portfolio as a result of the COVID-19 pandemic, which is reflected through analysis of the qualitative adjustment factors. Additionally, changes in the total outstanding balances of the loan portfolios, changes in the level of recognized charge-offs, and resulting changes in the historical loss rates are drivers of the total provision. The increase in provision in comparison to the quarter ended June 30, 2019 is also impacted by adjustments to the loan portfolio segmentation used within the allowance for loan loss calculation. As a result of the increases in provision, allowance for loan losses as a percentage of total loans was 1.19% as of June 30, 2020, an increase of 39 basis points from March 31, 2020, and an increase of 35 basis points from June 30, 2019. The Company is continuing to evaluate the effects of COVID-19 as it relates to the asset quality of the loan portfolio and will continue to evaluate and assess the need for additional loan loss provision in the third quarter of 2020 and beyond.

Nonperforming loans totaled $14.1 million, or 0.94%, of total loans as of June 30, 2020, compared to 0.42% of total loans as of March 31, 2020, and compared to 0.51% of total loans as of June 30, 2019. The increase in nonperforming loans was primarily the result of the classification of commercial loans totaling $6.1 million to a single borrower. An additional $1.1 million in residential mortgage loans were classified as nonperforming in the second quarter of 2020. In addition, net charge-offs for the quarter ended June 30, 2020, decreased $1.7 million compared to the quarter ended March 31, 2020, and decreased $660 thousand compared to the quarter ended June 30, 2019. During the first quarter of 2020, there was a charge-off of a $1.8 million government lease financing loan stemming from the non-renewal of the underlying government contract that was unrelated to the COVID-19 pandemic. During the second quarter of 2020, commercial loans totaling $223.9 million and mortgage loans totaling $17.5 million were approved for modifications such as interest-only payments and payment deferrals. These modifications were not considered to be troubled debt restructurings.

NONINTEREST INCOME
Noninterest income totaled $45.5 million for the quarter ended June 30, 2020, an increase of $34.7 million, or 319.5%, from the quarter ended March 31, 2020, and an increase of $19.1 million, or 72.5%, from the quarter ended June 30, 2019.

The $34.7 million increase in noninterest income from the quarter ended March 31, 2020, was due to an increase of $17.0 million in the gain on derivatives, an increase of $9.6 million in the gain on sale of banking centers, an increase of $4.7 million in the bargain purchase gain from the acquisition of The First State Bank, and an increase of $3.7 million in mortgage fee income.

The $19.1 million increase in noninterest income from the quarter ended June 30, 2019, was due to an increase of $12.3 million in the gain on derivatives, an increase of $9.6 million in the gain on sale of banking centers, an increase of $5.1 million in mortgage fee income, and an increase of $4.7 million in the bargain purchase gain from the acquisition of The First State Bank. These increases were partially offset by a decrease of $13.6 million in the holding gain on equity securities. As previously reported, the Company recognized a $13.6 million holding gain on an equity investment in its Fintech portfolio during the second quarter of 2019.

NONINTEREST EXPENSE
Noninterest expense totaled $33.3 million for the quarter ended June 30, 2020, an increase of $8.7 million, or 35.2%, from the quarter ended March 31, 2020, and an increase of $12.9 million, or 63.5%, from the quarter ended June 30, 2019.

The $8.7 million increase in noninterest expense from the quarter ended March 31, 2020, was due to an increase of $6.5 million in salaries and employee benefits, an increase of $1.7 million in professional fees, and an increase of $570 thousand in data processing and communications expense. Of the increase in salaries and employee benefits expense, $5.7 million was primarily driven by a $365.2 million, or 67.7%, increase in mortgage closed production volume. Of the increases in professional fees and data processing and communications expense, $1.2 million and $499 thousand, respectively, were deal costs related to The First State Bank acquisition, the Paladin acquisition, the sale of the Eastern Panhandle banking centers, and the MVB Mortgage transaction.

The $12.9 million increase in noninterest expense from the quarter ended June 30, 2019, was due to an increase of $9.4 million in salaries and employee benefits, an increase of $2.1 million in professional fees and an increase of $764 in data processing and communications expense. Of the increase in salaries and employee benefits expense, $6.5 million was primarily driven by a $439.9 million, or 94.8%, increase in mortgage closed production volume. Of the increases in professional fees and data processing and communications expense, $1.2 million and $499 thousand, respectively, were deal costs related to The First State Bank acquisition, the Paladin acquisition, the sale of the Eastern Panhandle banking centers, and the MVB Mortgage transaction.

STRATEGIC TRANSACTIONS
As previously announced, the Company completed three strategic transactions during the second quarter of 2020.

On April 3, 2020, the Bank entered into a Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation (the “FDIC”), as receiver for The First State Bank (“First State”), Barboursville, W.Va., providing for the assumption by the Bank of certain liabilities and the purchase of certain assets of First State. This transaction closed on April 3, 2020 and the Company recognized a preliminary bargain purchase gain of $4.7 million, which is subject to change as the day 1 fair values of the acquired assets and liabilities are finalized. Since the closing of this transaction, the Company has reduced the OREO acquired of $22.6 million to $7.7 million, which frees up capital and reduces carrying costs.

On April 17, 2020, Paladin Fraud, LLC (“Paladin Fraud”), an indirect wholly owned subsidiary of the Company, entered into an Asset Purchase Agreement by and among Paladin Fraud, Paladin, James Houlihan, and Jamon Whitehead. Paladin Fraud acquired substantially all of the assets and certain liabilities of Paladin. The purchase price of this transaction consisted of 19,278 unregistered shares of the Company’s common stock and an undisclosed amount of cash.

On November 21, 2019, the Company entered into a Purchase and Assumption Agreement with Summit Community Bank, Inc., a subsidiary of Summit Financial Group, Inc., pursuant to which Summit purchased certain assets and assumed certain liabilities of three MVB Bank branches in Berkeley County, W.Va. and one MVB Bank branch in Jefferson County, W.Va. Summit assumed certain deposit liabilities and acquired certain loans, as well as cash, real property, personal property, and other fixed assets associated with the branches. This transaction closed on April 24, 2020 and the Company recognized a gain on sale of banking centers of $9.6 million.

SUBSEQUENT EVENTS
As previously announced on July 1, 2020, the Company announced the completion of MVB Mortgage’s combination with Intercoastal Mortgage Company, to become one of the largest independently-owned residential mortgage lending operations in the Mid-Atlantic region: Intercoastal Mortgage, LLC (“ICM”). Per the terms of the agreement, MVB Mortgage contributed substantially all of its assets and in exchange received common units representing 47% of the common interest of ICM, as well as $7.5 million in preferred units. The Company will recognize its ownership as an equity method investment, initially recorded at fair value. Management is in the process of finalizing the fair value accounting on this transaction, but the Company expects to recognize a gain in the range of approximately $1.0 million to $3.0 million.

STOCK REPURCHASE PROGRAM
As previously announced on August 12, 2019, the Board of Directors of the Company approved a stock repurchase program. Under this program, the Company is authorized to repurchase up to $5 million of its outstanding shares of common stock over the next 12 months or until the purchase is fully absorbed, whichever date comes first. During the second quarter of 2020, the Company repurchased 29,300 shares, in addition to the 16,300 shares that were repurchased during the first quarter of 2020, for a total of 45,600 shares repurchased in 2020.

DIVIDEND
As previously announced on May 19, 2020, MVB issued its second quarterly dividend for 2020, totaling an $0.18 per share payout year-to-date. The Company declared a quarterly cash dividend of $0.09 per share payable on June 15, 2020, to shareholders of record at the close of business on June 1, 2020.

About MVB Financial Corp.
MVB Financial Corp. (“MVB Financial” or “MVB”), the holding company of MVB Bank, Inc., is publicly traded on The Nasdaq Capital Market® under the ticker “MVBF.” Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its subsidiary, MVB Bank, Inc., and the Bank’s subsidiaries, MVB Community Development Corporation, Chartwell Compliance and Paladin Fraud, the Company provides financial services to individuals and corporate clients in the Mid-Atlantic region and beyond. Chartwell Compliance is one of the world’s leading specialist firms in state and federal compliance and market entry facilitation for firms entering into or expanding in North America, serving many of the most high-profile providers of the Fintech industry. For more information about MVB, please visit http://ir.mvbbanking.com.

Forward-looking Statements
MVB Financial Corp. (the “Company”) has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this Earnings Release. These forward-looking statements are based on current expectations about the future and subject to risks and uncertainties. Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations of the Company and its subsidiaries. When words such as “may,” “plans,” “believes,” “expects,” “anticipates,” “continues,” “may” or similar expressions occur in this Earnings Release, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Earnings Release. Those factors include but are not limited to: credit risk; changes in market interest rates; inability to achieve anticipated synergies; ability to successfully integrate recent mergers and acquisitions, including First State and Summit; competition; length and severity of the recent COVID-19 (coronavirus) outbreak and its impact on the Company’s business and financial condition; economic downturn or recession; and government regulation and supervision. Additional factors that may cause actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as well as its other filings with the SEC, which are available on the SEC website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to:

MVB Financial Corp.
Donald T. Robinson, Executive Vice President and CFO
(304) 598-3500
drobinson@mvbbanking.com

MVB Financial Corp.
Financial Highlights
Consolidated Statements of Income
(Unaudited) (Dollars in thousands, except per share data)

	Quarterly			Year-to-Date
	2020	2020	2019	2020	2019
	Second Quarter	First Quarter	Second Quarter
Interest income	$21,774	$20,699	$20,470	$42,473	$40,093
Interest expense	3,316	4,528	5,941	7,844	11,592
Net interest income	18,458	16,171	14,529	34,629	28,501
Provision for loan losses	6,596	1,138	600	7,734	900
Net interest income after provision for loan losses	11,862	15,033	13,929	26,895	27,601

Noninterest income:
Mortgage fee income	14,944	11,219	9,864	26,163	16,534
Other income	30,569	(369)	16,523	30,200	18,618
Total noninterest income	45,513	10,850	26,387	56,363	35,152

Noninterest expense:
Salaries and employee benefits	22,659	16,182	13,280	38,841	25,014
Other expense	10,674	8,474	7,110	19,148	13,824
Total noninterest expenses	33,333	24,656	20,390	57,989	38,838

Income from continuing operations, before income taxes	24,042	1,227	19,926	25,269	23,915
Income tax expense - continuing operations	6,008	179	4,995	6,187	5,792
Net income from continuing operations	18,034	1,048	14,931	19,082	18,123

Income from discontinued operations, before income taxes	—	—	600	—	600
Income tax expense - discontinued operations	—	—	154	—	154
Net income from discontinued operations	—	—	446	—	446

Net income	$18,034	$1,048	$15,377	$19,082	$18,569
Preferred dividends	115	114	122	229	243
Net income available to common shareholders	$17,919	$934	$15,255	$18,853	$18,326

Earnings per share from continuing operations - basic	$1.50	$0.08	$1.27	$1.58	$1.54
Earnings per share from discontinued operations - basic	—	—	0.04	—	0.04
Earnings per share - basic	$1.50	$0.08	$1.31	$1.58	$1.58

Earnings per share from continuing operations - diluted	$1.49	$0.08	$1.15	$1.55	$1.41
Earnings per share from discontinued operations - diluted	—	—	0.03	—	0.03
Earnings per share - diluted	$1.49	$0.08	$1.18	$1.55	$1.44

Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in thousands)

	June 30, 2020	March 31, 2020	December 31, 2019	June 30, 2019
Cash and cash equivalents	$78,854	$88,874	$28,002	$21,209
Certificates of deposit with other banks	13,046	12,549	12,549	14,530
Securities available-for-sale, at fair value	220,699	223,101	235,821	215,587
Equity securities	19,464	19,026	18,514	18,364
Loans held for sale	242,089	186,128	109,788	119,906
Loans	1,494,672	1,396,578	1,374,541	1,326,682
Less: Allowance for loan losses	(17,742)	(11,161)	(11,775)	(11,168)
Net Loans	1,476,930	1,385,417	1,362,766	1,315,514
Premises and equipment	24,586	22,329	21,974	25,691
Assets of branches held for sale	—	39,137	46,554	—
Goodwill	19,232	19,630	19,630	18,480
Other assets	120,257	103,489	88,516	83,737
Total assets	$2,215,157	$2,099,680	$1,944,114	$1,833,018

Noninterest-bearing deposits	$528,527	$387,536	$278,547	$270,592
Interest-bearing deposits	1,335,436	1,210,703	986,495	1,107,145
Deposits of branches held for sale	—	187,807	188,270	—
Borrowed funds	36,610	30,815	222,885	186,900
Other liabilities	86,084	71,666	55,981	67,705
Stockholders' equity	228,500	211,153	211,936	200,676
Total liabilities and stockholders' equity	$2,215,157	$2,099,680	$1,944,114	$1,833,018

The breakdown of loans, premises and equipment, and deposits of branches held for sale is as follows:

(Dollars in thousands)	June 30, 2020	March 31, 2020	December 31, 2019	June 30, 2019
Commercial and non-residential real estate loans	$—	$11,262	$16,132	$—
Residential real estate and home equity loans	—	20,806	22,701	—
Consumer and other loans	—	3,138	4,083	—
Total loans	—	35,206	42,916	—
Premises and equipment, net	—	3,931	3,638	—
Assets of branches held for sale	$—	$39,137	$46,554	$—

Noninterest-bearing deposits	$—	$21,991	$19,251	$—
Interest-bearing deposits	—	165,816	169,019	—
Deposits of branches held for sale	$—	$187,807	$188,270	$—

Reportable Segments
(Unaudited)

Three Months Ended June 30, 2020	Commercial & Retail Banking	Mortgage Banking	Financial Holding Company	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Interest income	$19,182	$3,538	$1	$(947)	$21,774
Interest expense	3,027	1,517	23	(1,251)	3,316
Net interest income (loss)	16,155	2,021	(22)	304	18,458
Provision for loan losses	6,598	(2)	—	—	6,596
Net interest income (loss) after provision for loan losses	9,557	2,023	(22)	304	11,862

Noninterest Income:
Mortgage fee income	40	15,208	—	(304)	14,944
Other income	17,792	13,354	1,679	(2,256)	30,569
Total noninterest income	17,832	28,562	1,679	(2,560)	45,513

Noninterest Expenses:
Salaries and employee benefits	6,170	13,584	2,905	—	22,659
Other expense	9,124	2,315	1,491	(2,256)	10,674
Total noninterest expenses	15,294	15,899	4,396	(2,256)	33,333

Income (loss) before income taxes	12,095	14,686	(2,739)	—	24,042
Income tax expense (benefit)	2,880	3,800	(672)	—	6,008
Net income (loss)	$9,215	$10,886	$(2,067)	$—	$18,034
Preferred stock dividends	—	—	115	—	115
Net income (loss) available to common shareholders	$9,215	$10,886	$(2,182)	$—	$17,919

Three Months Ended March 31, 2020	Commercial & Retail Banking	Mortgage Banking	Financial Holding Company	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Interest income	$18,774	$2,418	$1	$(494)	$20,699
Interest expense	3,838	1,387	35	(732)	4,528
Net interest income (loss)	14,936	1,031	(34)	238	16,171
Provision for loan losses	1,132	6	—	—	1,138
Net interest income (loss) after provision for loan losses	13,804	1,025	(34)	238	15,033

Noninterest Income:
Mortgage fee income	110	11,347	—	(238)	11,219
Other income	3,346	(3,562)	1,504	(1,657)	(369)
Total noninterest income	3,456	7,785	1,504	(1,895)	10,850

Noninterest Expenses:
Salaries and employee benefits	5,866	7,884	2,432	—	16,182
Other expense	6,659	2,397	1,075	(1,657)	8,474
Total noninterest expenses	12,525	10,281	3,507	(1,657)	24,656

Income (loss) before income taxes	4,735	(1,471)	(2,037)	—	1,227
Income tax expense (benefit)	1,012	(349)	(484)	—	179
Net income (loss)	$3,723	$(1,122)	$(1,553)	$—	$1,048
Preferred stock dividends	—	—	114	—	114
Net income (loss) available to common shareholders	$3,723	$(1,122)	$(1,667)	$—	$934

Three Months Ended June 30, 2019	Commercial & Retail Banking	Mortgage Banking	Financial Holding Company	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Interest income	$18,820	$2,032	$1	$(383)	$20,470
Interest expense	4,743	1,499	287	(588)	5,941
Net interest income (loss)	14,077	533	(286)	205	14,529
Provision for loan losses	625	(25)	—	—	600
Net interest income (loss) after provision for loan losses	13,452	558	(286)	205	13,929

Noninterest Income:
Mortgage fee income	277	9,792	—	(205)	9,864
Other income	15,464	1,135	1,495	(1,571)	16,523
Total noninterest income	15,741	10,927	1,495	(1,776)	26,387

Noninterest Expenses:
Salaries and employee benefits	4,220	7,038	2,022	—	13,280
Other expense	5,493	1,842	1,346	(1,571)	7,110
Total noninterest expenses	9,713	8,880	3,368	(1,571)	20,390

Income (loss) from continuing operations, before income taxes	19,480	2,605	(2,159)	—	19,926
Income tax expense (benefit) - continuing operations	4,785	703	(493)	—	4,995
Net income (loss) from continuing operations	$14,695	$1,902	$(1,666)	$—	$14,931
Income from discontinued operations, before income taxes	$—	$—	$600	$—	$600
Income tax expense - discontinued operations	$—	$—	$154	$—	$154
Net income from discontinued operations	$—	$—	$446	$—	$446
Net income (loss)	$14,695	$1,902	$(1,220)	$—	$15,377
Preferred stock dividends	—	—	122	—	122
Net income (loss) available to common shareholders	$14,695	$1,902	$(1,342)	$—	$15,255

Six Months Ended June 30, 2020	Commercial & Retail Banking	Mortgage Banking	Financial Holding Company	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Interest income	$37,956	$5,956	$2	$(1,441)	$42,473
Interest expense	6,865	2,904	58	(1,983)	7,844
Net interest income (loss)	31,091	3,052	(56)	542	34,629
Provision for loan losses	7,730	4	—	—	7,734
Net interest income (loss) after provision for loan losses	23,361	3,048	(56)	542	26,895

Noninterest Income:
Mortgage fee income	150	26,555	—	(542)	26,163
Other income	21,138	9,792	3,183	(3,913)	30,200
Total noninterest income	21,288	36,347	3,183	(4,455)	56,363

Noninterest Expenses:
Salaries and employee benefits	12,036	21,468	5,337	—	38,841
Other expense	15,783	4,712	2,566	(3,913)	19,148
Total noninterest expenses	27,819	26,180	7,903	(3,913)	57,989

Income (loss) before income taxes	16,830	13,215	(4,776)	—	25,269
Income tax expense (benefit)	3,892	3,451	(1,156)	—	6,187
Net income (loss)	$12,938	$9,764	$(3,620)	$—	$19,082
Preferred stock dividends	—	—	229	—	229
Net income (loss) available to common shareholders	$12,938	$9,764	$(3,849)	$—	$18,853

Six Months Ended June 30, 2019	Commercial & Retail Banking	Mortgage Banking	Financial Holding Company	Intercompany Eliminations	Consolidated
(Dollars in thousands)
Interest income	$37,147	$3,570	$3	$(627)	$40,093
Interest expense	9,497	2,492	572	(969)	11,592
Net interest income (loss)	27,650	1,078	(569)	342	28,501
Provision for loan losses	872	28	—	—	900
Net interest income (loss) after provision for loan losses	26,778	1,050	(569)	342	27,601

Noninterest Income:
Mortgage fee income	386	16,489	—	(341)	16,534
Other income	17,030	1,611	3,274	(3,297)	18,618
Total noninterest income	17,416	18,100	3,274	(3,638)	35,152

Noninterest Expenses:
Salaries and employee benefits	8,615	12,197	4,202	—	25,014
Other expense	10,845	3,867	2,408	(3,296)	13,824
Total noninterest expenses	19,460	16,064	6,610	(3,296)	38,838

Income (loss) from continuing operations, before income taxes	24,734	3,086	(3,905)	—	23,915
Income tax expense (benefit) - continuing operations	5,839	849	(896)	—	5,792
Net income (loss) from continuing operations	18,895	2,237	(3,009)	—	18,123
Income from discontinued operations, before income taxes	—	—	600	—	600
Income tax expense - discontinued operations	—	—	154	—	154
Net income from discontinued operations	—	—	446	—	446
Net income (loss)	$18,895	$2,237	$(2,563)	$—	$18,569
Preferred stock dividends	—	—	243	—	243
Net income (loss) available to common shareholders	$18,895	$2,237	$(2,806)	$—	$18,326

Average Balances and Interest Rates
(Unaudited) (Dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Assets
Interest-bearing deposits in banks	$44,095	$16	0.15%	$13,643	$49	1.44%	$9,582	$52	2.18%
CDs with other banks	12,811	64	2.00	12,549	62	1.98	14,579	73	2.01
Investment securities:
Taxable	96,760	477	1.98	127,327	666	2.10	123,803	768	2.49
Tax-exempt [2]	123,806	1,248	4.04	110,188	1,110	4.04	99,664	1,132	4.55
Loans and loans held for sale: [1]
Commercial [3]	1,165,649	14,319	4.93	1,089,212	13,863	5.11	965,652	13,065	5.43
Tax exempt [2]	8,879	104	4.69	11,760	134	4.58	13,047	144	4.44
Real estate	532,386	5,701	4.30	429,720	4,953	4.62	446,825	5,363	4.81
Consumer	6,332	129	8.17	7,473	123	6.60	9,396	141	6.02
Total loans	1,713,246	20,253	4.74	1,538,165	19,073	4.97	1,434,920	18,713	5.23
Total earning assets	1,990,718	22,058	4.44	1,801,872	20,960	4.67	1,682,548	20,738	4.94
Less: Allowance for loan losses	(14,253)			(11,366)			(11,216)
Cash and due from banks	34,449			20,766			15,982
Other assets	179,806			136,744			138,299
Total assets	$2,190,720			$1,948,016			$1,825,613

Liabilities
Deposits:
NOW	$367,448	$775	0.85%	$407,462	$798	0.79	$363,837	$839	0.92%
Money market checking	429,708	564	0.53	432,175	1,451	1.35	327,904	1,287	1.57
Savings	41,485	8	0.08	36,867	1	0.01	39,661	1	0.01
IRAs	12,408	47	1.52	16,573	78	1.89	17,718	83	1.88
CDs	495,519	1,642	1.33	334,810	1,582	1.90	415,201	2,338	2.26
Repurchase agreements and federal funds sold	9,682	5	0.21	9,520	10	0.42	11,644	11	0.38
FHLB and other borrowings	76,739	252	1.32	115,930	573	1.98	153,926	1,095	2.85
Subordinated debt	4,124	23	2.24	4,124	35	3.40	17,491	287	6.58
Total interest-bearing liabilities	1,437,113	3,316	0.93	1,357,461	4,528	1.34	1,347,382	5,941	1.77
Noninterest bearing demand deposits	454,486			331,962			250,658
Other liabilities	79,826			43,463			36,729
Total liabilities	1,971,425			1,732,886			1,634,769

Stockholders’ equity
Preferred stock	7,334			7,334			7,834
Common stock	12,030			11,997			11,695
Paid-in capital	123,351			122,663			117,648
Treasury stock	(1,437)			(1,135)			(1,084)
Retained earnings	79,820			74,401			59,512
Accumulated other comprehensive (loss)	(1,803)			(130)			(4,761)
Total stockholders’ equity	219,295			215,130			190,844
Total liabilities and stockholders’ equity	$2,190,720			$1,948,016			$1,825,613

Net interest spread (tax-equivalent)			3.51			3.33			3.17
Net interest income and margin (tax-equivalent) [2]		$18,742	3.78%		$16,432	3.66%		$14,797	3.53%
Less: Tax-equivalent adjustments		$(284)			$(261)			$(268)
Net interest spread			3.46%			3.27%			3.11%
Net interest income and margin		$18,458	3.72%		$16,171	3.60%		$14,529	3.46%
1 Non-accrual loans are included in total loan balances, lowering the effective yield for the portfolio in the aggregate.
2 In order to make pre-tax income and resultant yields on tax-exempt loans and investment securities comparable to those on taxable loans and investment securities, a tax-equivalent adjustment has been computed using a Federal tax rate of 21% for the periods presented, which is a non-GAAP financial measure. See the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure following this table.
3 The Company’s PPP loans totaling $89.8 million are included in this amount for the three months ended June 30, 2020.

Average Balances and Interest Rates
(Unaudited) (Dollars in thousands)

	Six Months Ended			Six Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Assets
Interest-bearing deposits in banks	$28,869	$65	0.45%	$8,570	$102	2.40%
CDs with other banks	12,680	126	1.99	14,678	145	1.99
Investment securities:
Taxable	104,932	1,143	2.18	130,164	1,647	2.55
Tax-exempt [2]	116,997	2,358	4.04	96,060	2,191	4.60
Loans and loans held for sale: [1]
Commercial [3]	1,127,430	28,182	5.01	958,782	25,659	5.40
Tax exempt [2]	10,319	238	4.63	13,646	300	4.43
Real estate	481,053	10,655	4.44	429,278	10,304	4.84
Consumer	6,903	251	7.29	9,524	268	5.67
Total loans	1,625,705	39,326	4.85	1,411,230	36,531	5.22
Total earning assets	1,889,183	43,018	4.57	1,660,702	40,616	4.93
Less: Allowance for loan losses	(12,809)			(11,144)
Cash and due from banks	27,608			16,034
Other assets	165,387			126,913
Total assets	$2,069,369			$1,792,505

Liabilities
Deposits:
NOW	$387,455	$1,573	0.81%	$360,440	$1,568	0.88%
Money market checking	430,942	2,017	0.94	312,839	2,330	1.50
Savings	40,527	9	0.04	39,946	2	0.01
IRAs	14,490	125	1.73	17,771	163	1.85
CDs	415,165	3,222	1.56	421,869	4,608	2.20
Repurchase agreements and federal funds sold	9,601	15	0.31	12,918	25	0.39
FHLB and other borrowings	96,335	825	1.72	164,515	2,324	2.85
Subordinated debt	4,124	58	2.82	17,507	572	6.59
Total interest-bearing liabilities	1,398,639	7,844	1.12	1,347,805	11,592	1.73
Noninterest bearing demand deposits	391,872			232,699
Other liabilities	61,644			27,590
Total liabilities	1,852,155			1,608,094

Stockholders’ equity
Preferred stock	7,334			7,834
Common stock	12,014			11,677
Paid-in capital	123,007			117,292
Treasury stock	(1,286)			(1,084)
Retained earnings	77,111			54,362
Accumulated other comprehensive (loss)	(966)			(5,670)
Total stockholders’ equity	217,214			184,411
Total liabilities and stockholders’ equity	$2,069,369			$1,792,505

Net interest spread (tax-equivalent)			3.45			3.20
Net interest income and margin (tax-equivalent) [2]		$35,174	3.73%		$29,024	3.52%
Less: Tax-equivalent adjustments		$(545)			$(523)
Net interest spread			3.38%			3.13%
Net interest income and margin		$34,629	3.68%		$28,501	3.46%
1 Non-accrual loans are included in total loan balances, lowering the effective yield for the portfolio in the aggregate.
2 In order to make pre-tax income and resultant yields on tax-exempt loans and investment securities comparable to those on taxable loans and investment securities, a tax-equivalent adjustment has been computed using a Federal tax rate of 21% for the periods presented, which is a non-GAAP financial measure. See the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure following this table.
3 The Company’s PPP loans totaling $89.8 million are included in this amount for the six months ended June 30, 2020.

The following table reconciles, as of the dates set forth below, net interest margin on a fully tax-equivalent basis:

	Three Months Ended			Six Months Ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net interest margin - GAAP basis
Net interest income	$18,458	$16,171	$14,529	$34,629	$28,501
Average interest-earning assets	1,990,718	1,801,872	1,682,548	1,889,183	1,660,702
Net interest margin	3.72%	3.60%	3.46%	3.68%	3.46%

Net interest margin - non-GAAP basis
Net interest income	$18,458	$16,171	$14,529	$34,629	$28,501
Plus: Impact of fully tax-equivalent adjustment	284	261	268	545	523
Net interest income on a fully tax-equivalent basis	18,742	16,432	14,797	35,174	29,024
Average interest-earning assets	1,990,718	1,801,872	1,682,548	1,889,183	1,660,702
Net interest margin on a fully tax-equivalent basis	3.78%	3.66%	3.53%	3.73%	3.52%

Selected Financial Data
(Unaudited) (Dollars in thousands, except per share data)

	Quarterly			Year-to-Date
	2020	2020	2019	2020	2019
	Second Quarter	First Quarter	Second Quarter
Earnings and Per Share Data:
Net income from continuing operations	$18,034	$1,048	$14,931	$19,082	$18,123
Net income from discontinued operations	$—	$—	$446	$—	$446
Net income	$18,034	$1,048	$15,377	19,082	18,569
Net income available to common shareholders	$17,919	$934	$15,255	18,853	18,326
Earnings per share from continuing operations - basic	$1.50	$0.08	$1.27	$1.58	$1.54
Earnings per share from discontinued operations - basic	$—	$—	$0.04	$—	$0.04
Earnings per share - basic	$1.50	$0.08	$1.31	$1.58	$1.58
Earnings per share from continuing operations - diluted	$1.49	$0.08	$1.15	$1.55	$1.41
Earnings per share from discontinued operations - diluted	$—	$—	$0.03	$—	$0.03
Earnings per share - diluted	$1.49	$0.08	$1.18	$1.55	$1.44
Cash dividends paid per common share	$0.090	$0.090	$0.040	$0.180	$0.075
Book value per common share	$18.48	$17.08	$16.46	$18.48	$16.46
Tangible book value per common share	$16.65	$15.16	$14.84	$16.65	$14.84
Weighted average shares outstanding - basic	11,954,813	11,942,767	11,644,061	11,948,790	11,625,903
Weighted average shares outstanding - diluted	12,011,845	12,298,092	13,155,302	12,156,214	13,139,612

Performance Ratios:
Return on average assets - continuing operations [1]	3.29%	0.22%	3.27%	1.84%	2.02%
Return on average assets - discontinued operations [1]	—%	—%	0.10%	—%	0.05%
Return on average assets [1]	3.29%	0.22%	3.37%	1.84%	2.07%
Return on average equity - continuing operations [1]	32.89%	1.95%	31.30%	17.57%	19.66%
Return on average equity - discontinued operations [1]	—%	—%	0.93%	—%	0.48%
Return on average equity [1]	32.89%	1.95%	32.23%	17.57%	20.14%
Net interest margin 2 3	3.78%	3.66%	3.53%	3.73%	3.52%
Efficiency ratio [4]	52.11%	91.25%	49.83%	63.73%	61.02%
Overhead ratio 1 5	6.09%	5.06%	4.47%	5.60%	4.33%
Equity to assets	10.32%	10.06%	10.95%	10.32%	10.95%

Asset Quality Data and Ratios:
Charge-offs	$23	$1,756	$676	$1,779	$676
Recoveries	$8	$4	$2	$12	$5
Net loan charge-offs to total loans 1 6	—%	0.50%	0.20%	0.24%	0.10%
Allowance for loan losses	$17,742	$11,161	$11,168	$17,742	$11,168
Allowance for loan losses to total loans [7]	1.19%	0.80%	0.84%	1.19%	0.84%
Nonperforming loans	$14,061	$5,909	$6,768	$14,061	$6,768
Nonperforming loans to total loans	0.94%	0.42%	0.51%	0.94%	0.51%

Mortgage Data:
Locked pipeline	$486,093	$494,110	$243,884	$486,093	$243,884
Sold loan volume	$848,954	$423,224	$397,597	$1,272,178	$649,160
Sold loan refinance volume	$542,123	$209,817	$106,292	$751,940	$187,953
1 annualized for the quarterly periods presented
2 net interest income as a percentage of average interest earning assets
3 presented on a fully tax-equivalent basis
4 noninterest expense as a percentage of net interest income and noninterest income
5 noninterest expense as a percentage of average assets
6 charge-offs less recoveries
7 excludes loans held for sale

Non-GAAP Reconciliation: Tangible Book Value per Common Share
(Unaudited) (Dollars in thousands)

	Quarterly			Year-to-Date
	2020	2020	2019	2020	2019
	Second Quarter	First Quarter	Second Quarter
Goodwill	$19,232	$19,630	$18,480	$19,232	$18,480
Intangibles	2,708	3,288	504	2,708	504
Total intangibles	21,940	22,918	18,984	21,940	18,984

Total equity	228,500	211,153	200,677	228,500	200,677
Less: Preferred equity	(7,334)	(7,334)	(7,834)	(7,334)	(7,834)
Less: Total intangibles	(21,940)	(22,918)	(18,984)	(21,940)	(18,984)
Tangible common equity	199,226	180,901	173,859	199,226	173,859

Tangible common equity	199,226	180,901	173,859	199,226	173,859
Common shares outstanding (000s)	11,968	11,930	11,713	11,968	11,713
Tangible book value per common share	$16.65	$15.16	$14.84	$16.65	$14.84

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